COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER STATE MUNICIPAL BOND FUND, MARYLAND
SERIES CLASS A SHARES AND THE LEHMAN BROTHERS MUNICIPAL
BOND INDEX

EXHIBIT A:


               LEHMAN      DREYFUS PREMIER STATE
  PERIOD      BROTHERS     MUNICIPAL BOND FUND,
             MUNICIPAL        MARYLAND SERIES
            BOND INDEX *     (CLASS A SHARES)

 5/28/87           10,000                  9,549
 4/30/88           10,929                  9,327
 4/30/89           11,905                 10,358
 4/30/90           12,762                 11,050
 4/30/91           14,229                 12,402
 4/30/92           15,581                 13,604
 4/30/93           17,553                 15,227
 4/30/94           17,932                 15,430
 4/30/95           19,124                 16,436
 4/30/96           20,644                 17,626
 4/30/97           22,014                 18,842

*Source: Lehman Brothers